UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 30, 2014

Tetraphase Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35837	20-5276217
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

480 Arsenal Street, Suite 110, Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 715-3600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 4, 2014, Tetraphase Pharmaceuticals, Inc. issued a press release announcing the appointment of Craig Thompson as Chief Operating Officer.

Prior to joining our company, Mr. Thompson, age 47, served as Chief Commercial Officer for Trius Therapeutics, a biopharmaceutical company, from January 2011 to December 2013. From 2003 to December 2010, Mr. Thompson served in various global and U.S. commercial roles at Pfizer Inc., ultimately serving as Vice President of Marketing for Pfizer’s Specialty Care Business Unit, where he was directly responsible for the U.S. commercial strategy for a portfolio of products with over $1.5 billion in annual U.S. sales. From 1992 to 2003, Mr. Thompson served in positions of increasing responsibility at Merck & Co., Inc., where he most notably worked on commercial planning and marketing activities for the company’s anti-infectives as well as on major cardiovascular brands. Mr. Thompson holds a Bachelor’s degree in Commerce from McMaster University and an M.B.A. from the University of Notre Dame.

On January 30, 2014, we entered into an offer letter with Mr. Thompson setting forth the terms of his employment with us. In accordance with the terms of the offer letter, Mr. Thompson became our Chief Operating Officer effective as of February 3, 2014.

Under the terms of the offer letter, Mr. Thompson is entitled to receive:

•	an initial annual base salary of $340,000 per year;

•	if approved by our board of directors in its sole discretion, an annual bonus of up to 35% of Mr. Thompson’s annual base salary based on the achievement of both individual and corporate performance objectives as determined by our board of directors in its sole discretion; and

•	a stock option, which was granted to Mr. Thompson on February 3, 2014, to purchase 250,000 shares of our common stock under our 2013 Stock Incentive Plan (the “Option”) at an exercise price per share of $14.45, the closing price of our common stock on the NASDAQ Global Select market on the date of grant, of which 50,000 shares were immediately vested, with a further 50,000 shares scheduled to vest on February 3, 2015 and the remaining shares to vest ratably on a quarterly basis through February 3, 2018, subject to Mr. Thompson’s continued employment with our company.

Under the offer letter, if we terminate Mr. Thompson’s employment without cause, Mr. Thompson will be entitled to severance equal to 12 months of his then-current base salary, payable over a 12-month period in accordance with our regular payroll practices, plus 12 months of continuation of medical and dental insurance benefits. If Mr. Thompson is terminated without cause or Mr. Thompson terminates his employment for good reason upon or within 12 months after a change in control of our company, he will be entitled to receive the severance and benefits that would be due to him upon a termination of his employment without cause, plus additional severance in an amount equal to his annual target bonus (payable over a 12-month period in accordance with our regular payroll practices) and the Option will vest in full effective as of the date of Mr. Thompson’s termination. Our obligations to make these severance payments and provide these benefits to Mr. Thompson are subject to Mr. Thompson’s execution of a comprehensive release of claims in form satisfactory to us and are further conditioned on his full compliance with the Non-Competition Agreement (as defined below).

In connection with the offer letter, Mr. Thompson executed a separate Non-Competition, Non-Solicitation and Non-Disclosure Agreement (the “Non-Competition Agreement”) that provides, among other things, that he will (i) not compete with us during his employment, (ii) not solicit our employees during his employment, (iii) protect our confidential and proprietary information and (iv) assign to us related intellectual property developed during the course of his employment.

The foregoing summary description of our offer letter with Mr. Thompson does not purport to be complete and is qualified in its entirety by reference to the offer letter, which is filed as Exhibit 99.1 to this report and is incorporated herein by reference. Our press release dated February 4, 2014 announcing the appointment of Mr. Thompson as Chief Operating Officer is filed as Exhibit 99.2 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

    (d) Exhibits.

See Exhibit Index attached hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TETRAPHASE PHARMACEUTICALS, INC.

Date: February 5, 2014	By:	/s/ David C. Lubner
David C. Lubner
Senior Vice President and Chief Financial Officer

Exhibit No.	Description

99.1	Offer letter between Tetraphase Pharmaceuticals, Inc. and Craig Thompson dated January 30, 2014

99.2	Press release issued by Tetraphase Pharmaceuticals, Inc. on February 4, 2014